EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Reports Third quarter 2021 Results

Sparta, Michigan – October 27, 2021 – ChoiceOne Financial Services, Inc. ("ChoiceOne", NASDAQ:COFS), the parent company for ChoiceOne Bank, reported financial results for the quarter ended September 30, 2021.

Significant items impacting comparable nine months ended September 30, 2021 and 2020 results included the following:

§

On July 1, 2020, ChoiceOne completed the merger of Community Shores Bank Corporation ("Community Shores"), the former parent company of Community Shores Bank, with and into ChoiceOne with ChoiceOne surviving the merger.  Community Shores Bank was consolidated with and into ChoiceOne Bank (the "Bank") effective October 16, 2020. The total assets, loans and deposits acquired in the merger with Community Shores were approximately $244.0 million, $173.9 million and $227.8 million, respectively.

§

There were no merger-related expenses in the first nine months of 2021.  ChoiceOne incurred tax-effected merger-related expenses of approximately $1.4 million and $2.2 million, respectively ($0.18 per diluted share and $0.29 per diluted share, respectively), for the third quarter and nine months ended September 30, 2020.

Financial Highlights

§	Net income of $5,749,000 and $17,030,000 for the three and nine months ended September 30, 2021 compared to $3,829,000 and $11,513,000 in the same periods in 2020.

§	Diluted earnings per share of $0.75 and $2.20 in the three and nine months ended September 30, 2021 compared to $0.49 and $1.55 per share in the same periods in the prior year.

§	Excluding PPP loans forgiven during the quarter, ChoiceOne grew loans organically by $32.5 million during the third quarter of 2021.

§	In the third quarter and first nine months of 2021, $48.7 million and $164.5 million of Paycheck Protection Program ("PPP") loans were forgiven resulting in $1.6 million and $4.0 million of fee income, respectively. $2.4 million in PPP fee income remains deferred as of September 30, 2021.

§	Total deposits grew $131.4 million in the third quarter of 2021 and $425.8 million since the third quarter of 2020.

§

In September 2021, ChoiceOne completed a private placement of $32.5 million in aggregate principal amount of 3.25% fixed-to-floating rate subordinated notes due 2031.  ChoiceOne intends to use net proceeds of the private placement for general corporate purposes, including support for organic growth plans, possible redemption of senior debt, common stock repurchases, and support for bank-level capital ratios.

§

ChoiceOne repurchased approximately 223,000 shares for $5.6 million, or a weighted average all-in cost per share of $24.94, during the first nine months of 2021. This was part of the common stock repurchase program announced in April 2021 which authorized repurchases of up to 390,114 shares, representing 5% of the total outstanding shares of common stock as of the date the plan was adopted.  This program replaced and superseded all prior repurchase programs for ChoiceOne.

§

During the third quarter of 2021, ChoiceOne agreed to become a limited partner in Banktech Ventures LP, a venture capital fund that specializes in connecting and accelerating bank technology-focused startups.

ChoiceOne reported net income of $5,749,000 for the third quarter of 2021 compared to $3,829,000 in the same period in 2020. Diluted earnings per share were $0.75 in the third quarter of 2021 compared to $0.49 per share in the third quarter of the prior year.  Excluding $1.4 million in tax-effected merger related expenses, net income for the third quarter of 2020 was $5,252,000 and $0.67 per diluted share.  Net income for the first nine months of 2021 was $17,030,000 or $2.20 per diluted share, compared to $11,513,000 or $1.55 per diluted share in the first nine months of 2020. Net income for the first nine months of 2020, excluding $2.2 million of tax-effected merger expenses, was $13,680,000 or $1.84 per diluted share.

Total assets grew $156.0 million from June 30, 2021 to September 30 2021 due in part to $131.4 million in deposit growth during the third quarter of 2021.  Total assets grew $447.9 million in the twelve months ended September 30, 2021, while deposit growth during the twelve months ended September 30, 2021 was $425.8 million.  Despite the large increase in deposits, ChoiceOne has been able to maintain low deposit costs; interest expense from deposits decreased $109,000 in the third quarter of 2021 and $673,000 in the first nine months of 2021 compared to the same periods in 2020.  Excluding PPP loans forgiven during the quarter, ChoiceOne grew loans organically by $32.5 million during the third quarter of 2021 due in part to new experienced lenders and an emphasis on organic loan growth during 2021. In the third quarter and first nine months of 2021, $48.7 million and $164.5 million of Paycheck Protection Program ("PPP") loans were forgiven resulting in $1.6 million and $4.0 million of fee income, respectively.  $2.4 million in PPP fee income remains deferred as of September 30, 2021.  During the third quarter and first nine months of 2021, ChoiceOne recorded accretion income related to paydowns of acquired loans in the amount of $253,000 and $924,000, respectively.  The remaining credit mark on acquired loans from the recent mergers with County Bank Corp. and Community Shores totaled $7.1 million as of September 30, 2021.  ChoiceOne had no provision expense for the three months ended September 30, 2021 as management has seen declining deferrals and very few past due loans as the economy recovers from the COVID-19 pandemic.  In an effort to deploy deposit growth, ChoiceOne grew its securities portfolio $172.6 million in the third quarter of 2021 and $641.8 million in the twelve months ended September 30, 2021.  During the third quarter of 2021, ChoiceOne agreed to become a limited partner in Banktech Ventures LP, a venture capital fund that specializes in connecting and accelerating bank technology-focused startups.  Management believes its investments are sufficiently short-term to allow loans to grow organically as good credits become available.  In September 2021, ChoiceOne completed a private placement of $32.5 million in aggregate principal amount of 3.25% fixed-to-floating rate subordinated notes due 2031.  ChoiceOne intends to use net proceeds of the private placement for general corporate purposes, including support for organic growth plans, possible redemption of senior debt, common stock repurchases, and support for bank-level capital ratios.

Total noninterest income declined $1.6 million and $2.0 million in the three and nine months ended September 30, 2021, respectively.  Total noninterest income in the third quarter of 2020 was bolstered by heightened levels of refinancing activity within ChoiceOne's mortgage portfolio, with gains on sales of loans $1.8 million larger than in the third quarter of 2021.  Customer service charges increased $196,000 and $1.0 million in the three and nine months ended September 30, 2021, respectively, compared to the same periods in the prior year.  Prior year service charges were depressed by stay at home orders during the COVID 19 pandemic.  Current year service charges also included the effect of a merger with Community Shores which closed on July 1, 2020.

Total noninterest expense declined $1.0 million in the third quarter of 2021 and increased $2.0 million in the first nine months of 2021 compared to the same time periods in 2020.  The decrease during the third quarter of 2021 was due to savings on salaries of personnel, data processing, and professional fees related to the merger with Community Shores.  Much of the increase in the first nine months of 2021 was caused by the increase in scale related to the merger with Community Shores.

"We continue to see strong organic growth in our core deposit base and adding to our experienced team has paid dividends in the form of loan growth” said Kelly Potes, Chief Executive Officer. "I am very pleased with our results for the third quarter and year to date 2021 and look forward to continuing this momentum in the future."

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. Member FDIC. ChoiceOne Bank operates 35 offices in parts of Kent, Lapeer, Macomb, Muskegon, Newaygo, Ottawa, and St. Clair counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit Investor Relations at ChoiceOne’s website at choiceone.com.

Non-GAAP Financial Measures

This press release contains references to certain financial measures that are not defined in U.S. generally accepted accounting principles ("GAAP"). Management believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the underlying financial performance of ChoiceOne.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. ChoiceOne’s method of calculating these non-GAAP financial measures may differ from methods used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this news release. See Non-GAAP Reconciliation.

Forward-Looking Statements

This release may contain forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future” and variations of such words and similar expressions are intended to identify such forward looking statements. These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

The COVID-19 pandemic is adversely affecting us and our customers, counterparties, and third-party service providers. The ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Additional risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020.

EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-7366 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.

Condensed Balance Sheets
(Unaudited)

(In thousands)	9/30/2021	6/30/2021	9/30/2020
Cash and Cash Equivalents	$59,780	$95,318	$117,883
Securities	1,044,538	871,964	402,776
Loans Held For Sale	7,505	12,884	35,826
Loans to Other Financial Institutions	38,728	-	55,064
Loans, Net of Allowance For Loan Losses	980,603	996,637	1,072,111
Premises and Equipment	30,014	29,615	29,927
Cash Surrender Value of Life Insurance Policies	33,322	33,128	32,556
Goodwill	59,946	59,946	60,506
Core Deposit Intangible	4,264	4,610	5,664
Other Assets	18,213	16,830	16,671

Total Assets	$2,276,913	$2,120,932	$1,828,984

Noninterest-bearing Deposits	$543,165	$527,964	$447,548
Interest-bearing Deposits	1,468,985	1,352,771	1,138,822
Subordinated Debt	35,665	5,782	13,234
Other Liabilities	4,043	5,894	6,454

Total Liabilities	2,051,858	1,892,411	1,606,058

Shareholders' Equity	225,055	228,521	222,926

Total Liabilities and Shareholders’ Equity	$2,276,913	$2,120,932	$1,828,984

Condensed Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
(In Thousands, Except Per Share Data)	9/30/2021	9/30/2020	9/30/2021	9/30/2020
Interest Income
Loans, including fees	$12,408	$13,047	$36,655	$34,110
Securities and other	4,318	2,104	11,145	6,565
Total Interest Income	16,726	15,151	47,800	40,675

Interest Expense
Deposits	837	946	2,556	3,229
Borrowings	189	143	348	367
Total Interest Expense	1,026	1,089	2,904	3,596

Net Interest Income	15,700	14,062	44,896	37,079
Provision for Loan Losses	-	1,225	416	3,000

Net Interest Income After Provision for Loan Losses	15,700	12,837	44,480	34,079

Noninterest Income
Customer service charges	2,255	2,059	6,309	5,306
Insurance and investment commissions	153	137	624	416
Gains on sales of loans	1,798	3,617	5,715	8,356
Gains on sales of securities	-	(35)	3	1,308
Trust income	187	197	612	569
Earnings on life insurance policies	194	193	571	577
Change in market value of equity securities	(28)	(238)	461	(184)
Other income	159	396	755	661
Total Noninterest Income	4,718	6,326	15,050	17,009

Noninterest Expense
Salaries and benefits	7,552	8,058	21,719	19,545
Occupancy and equipment	1,538	1,556	4,591	4,185
Data processing	1,471	1,585	4,573	4,637
Professional fees	754	1,221	2,426	2,897
Core deposit intangible amortization	346	395	1,005	1,102
Other expenses	1,845	1,734	4,849	4,749
Total Noninterest Expense	13,506	14,549	39,163	37,115

Income Before Income Tax	6,912	4,614	20,367	13,973
Income Tax Expense	1,163	785	3,337	2,460

Net Income	$5,749	$3,829	$17,030	$11,513

Basic Earnings Per Share	$0.75	$0.49	$2.20	$1.55
Diluted Earnings Per Share	$0.75	$0.49	$2.20	$1.55

Non-GAAP Reconciliation

(Unaudited)

In addition to analyzing ChoiceOne's results on a reported basis, management reviews ChoiceOne's results and the results on an adjusted basis. The non-GAAP measures presented in the table below reflect the adjustments of the reported U.S. GAAP results for significant items that management does not believe are reflective of ChoiceOne's current and ongoing operations.

	Three Months Ended		Nine Months Ended
(In Thousands, Except Per Share Data)	9/30/2021	9/30/2020	9/30/2021	9/30/2020
Income before income tax	$6,912	$4,614	$20,367	$13,973
Adjustment for merger-related expenses	-	1,707	-	2,526
Adjusted income before income tax	$6,912	$6,321	$20,367	$16,499

Income tax expense	$1,163	$785	$3,337	$2,460
Tax impact on adjustment for merger-related expenses	-	284	-	359
Adjusted income tax expense	$1,163	$1,069	$3,337	$2,819

Net income	$5,749	$3,829	$17,030	$11,513
Adjusted net income	$5,749	$5,252	$17,030	$13,680

Basic earnings per share	$0.75	$0.49	$2.20	$1.55
Diluted earnings per share	$0.75	$0.49	$2.20	$1.55
Adjusted basic earnings per share	$0.75	$0.67	$2.20	$1.84
Adjusted diluted earnings per share	$0.75	$0.67	$2.20	$1.84

Other Selected Financial Highlights

(Unaudited)

	Quarterly
Earnings	2021 3rd Qtr.	2021 2nd Qtr.	2021 1st Qtr.	2020 4th Qtr.	2020 3rd Qtr.
(in thousands except per share data)
Net interest income	$15,700	$14,508	$14,688	$13,992	$14,062
Provision for loan losses	-	166	250	1,000	1,225
Noninterest income	4,718	4,732	5,600	5,689	6,326
Noninterest expense	13,506	13,129	12,528	13,769	14,549
Net income before federal income tax expense	6,912	5,945	7,510	4,912	4,614
Income tax expense	1,163	902	1,272	812	785
Net income	5,749	5,043	6,238	4,100	3,829
Basic earnings per share	0.75	0.65	0.80	0.53	0.49
Diluted earnings per share	0.75	0.65	0.80	0.52	0.49

End of period balances	2021 3rd Qtr.	2021 2nd Qtr.	2021 1st Qtr.	2020 4th Qtr.	2020 3rd Qtr.
(in thousands)
Loans including PPP	$1,034,591	$1,017,472	$1,061,131	$1,117,798	$1,169,686
PPP Loans	61,192	109,898	137,458	138,028	163,446
Securities	1,044,538	871,964	734,435	585,687	402,776
Other interest-earning assets	30,383	64,407	106,279	40,614	85,957
Total earning assets (before allowance)	2,109,512	1,953,843	1,901,845	1,744,099	1,658,419
Total assets	2,276,913	2,120,931	2,070,103	1,919,342	1,828,984
Noninterest-bearing deposits	543,165	527,964	515,552	477,654	447,548
Interest-bearing deposits	1,468,985	1,352,771	1,324,412	1,196,924	1,138,822
Total deposits	2,012,150	1,880,735	1,839,964	1,674,578	1,586,370
Total subordinated debt	35,665	3,140	3,115	3,089	-
Total borrowed funds	-	2,642	3,484	9,327	13,234
Total interest-bearing liabilities	1,504,650	1,358,553	1,331,011	1,209,340	1,152,056
Shareholders' equity	225,055	228,521	218,639	227,268	222,926

Average Balances	2021 3rd Qtr.	2021 2nd Qtr.	2021 1st Qtr.	2020 4th Qtr.	2020 3rd Qtr.
(in thousands)
Loans	$1,021,326	$1,041,118	$1,080,181	$1,132,711	$1,139,634
Securities	922,653	824,753	639,803	458,350	373,364
Other interest-earning assets	106,831	57,782	84,822	67,241	125,991
Total earning assets (before allowance)	2,050,810	1,923,653	1,804,806	1,658,302	1,638,989
Total assets	2,234,228	2,091,900	1,989,760	1,870,136	1,839,051
Noninterest-bearing deposits	545,251	533,877	479,649	482,271	467,709
Interest-bearing deposits	1,441,831	1,327,836	1,266,356	1,153,337	1,128,085
Total deposits	1,987,082	1,861,713	1,746,005	1,635,608	1,595,794
Total subordinated debt	9,154	3,123	3,099	3,077	3,064
Total borrowed funds	2,667	2,758	8,462	3,484	10,176
Total interest-bearing liabilities	1,453,652	1,333,717	1,277,917	1,159,898	1,141,325
Shareholders' equity	229,369	224,993	224,257	224,340	222,602

Performance Ratios	2021 3rd Qtr.	2021 2nd Qtr.	2021 1st Qtr.	2020 4th Qtr.	2020 3rd Qtr.

Return on average assets	1.03%	0.96%	1.25%	0.88%	0.83%
Return on average equity	10.03%	8.97%	11.13%	7.31%	6.88%
Return on average tangible common equity	13.28%	13.28%	16.31%	11.15%	10.32%
Net interest margin (fully tax-equivalent)	3.06%	3.02%	3.23%	3.44%	3.38%
Efficiency ratio	63.18%	64.70%	61.20%	67.17%	67.71%
Full-time equivalent employees	358	362	355	369	369